FIRST pactrust BANCORP, INC.™

August 24, 2011

First PacTrust Bancorp, Inc.

Important Disclosures

Forward-Looking Statements

These materials contain various forward-looking statements that are based on assumptions and describe our future plans and strategies and our expectations. These forward-looking statements are generally identified by words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could cause actual results to differ materially from those anticipated include, but are not limited to, the following: expected cost savings, synergies and other benefits from our merger and acquisition activities, including our pending acquisition of Gateway Bancorp, might not be realized within the anticipated time frames or at all, might result in goodwill charges and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets; our ability to implement our acquisition strategy and the applicability of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions to us; the credit risks of lending activities, which may be affected by further deterioration in the real estate market, may lead to decreased loan delinquencies, losses and nonperforming assets in our loan portfolios, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market area; changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area; results of examinations of us by our regulatory agency or by other regulatory authorities, including our compliance with our Memorandum of Understanding and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation; the network and computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; adverse changes in the securities markets; earthquake, fire or other natural disasters affecting the condition of real estate collateral; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services and the other risks described as detailed in the Company's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. As used herein, the "Company," "we," "us" and "our" refer to First PacTrust Bancorp, Inc. and the "Bank" refers to Pacific Trust Bank, a wholly owned subsidiary of the Company.

FIRST pactrust BANCORP, INC.

Small Business Lending Fund

First PacTrust Bancorp has been offered $32 million in new Tier 1 capital from the Small Business Lending Fund ("SBLF"). Our Board of Directors has accepted Treasury's offer and we expect to close the transaction on August 30, 2011.

The Small Business Lending Fund aims to stimulate small business lending by providing low-cost capital to participating community banks. The program was enacted by Congress to stimulate economic growth and help small businesses put Americans back to work. The price a bank pays for SBLF funding may be reduced as the bank's small business lending increases.

While SBLF preferred shares have terms exceeding five years, the SBLF program is intended to serve as a short-term source of capital offering attractive rates for the first four and one half (4.5) years with higher rates thereafter. The dividend payment varies between 1% and 5% based upon PacTrust Bank's ability to generate SBLF qualifying loans.

Qualifying SBLF loans include:

- Commercial and industrial loans
- Owner-occupied nonfarm, nonresidential real estate loans
- Loans to finance agricultural production and other loans to farmers
- Loans secured by farmland

As of June 30, 2011, PacTrust Bank held an estimated $36.2 million in Qualifying Small Business Loans, including $26.9 million in loans secured by non-residential commercial real estate.

Series: Senior Non-Cumulative Perpetual Preferred Stock, Series A
Liquidation Preference: $1,000 per share
Shares Issued: 32,000 shares
Dividends payable quarterly in arrears
Total award: $32,000,000

Dividend Rate Over Time

Time Period	Lending Increase	Dividend Rate
Dividend rates upon funding and for the next nine calendar quarters, adjusted quarterly (based on outstanding loans at the end of the second previous quarter):	Less than 2.5%	5%
	2.5% or more, but less than 5%	4%
	5% or more, but less than 7.5%	3%
	7.5% or more, but less than 10%	2%
	10% or more	1%
Dividend rate for the tenth quarter after funding through the end of the first 4.5 years:	If lending has increased at the end of the eighth quarter after funding	Rate set as above for the tenth quarter
	If lending has not increased at the end of the eighth quarter after funding	7%
Dividend rate after 4.5 years (if funding has not already been repaid):		9%

FIRST pactrust BANCORP, INC.

Impact on Capital Accounts

- $32 million investment in First PacTrust as of 6/30/2011 would have increased consolidated total equity from $160.5 million to $192.5 million, or 21.1% of assets **.
- 90% of SBLF proceeds will be invested in PacTrust Bank with 10% held at Bancorp for general corporate purposes. If invested as of 6/30/2011, PacTrust Bank's Tier 1 equity to assets would have been 14.4% with Total Risk Based capital of 21.8%.
- On a pro forma basis, First PacTrust Bancorp will retain nearly $60 million of unallocated capital to support PacTrust Bank and pursue strategic alternatives.
- Bancorp may repay the SBLF funds at any time with the approval of our regulators.

First PacTrust Bancorp Capital Analysis

Capital	Q2 11 ($mm)	SBLF ($mm)	Pro-forma ($mm)
Common Equity	160.5	-	160.5
Preferred Stock	-	32.0	32.0
Total Shareholders Equity	160.5	32.0	192.5
Total Assets	882.3	32.0	914.3
Common Equity to Assets	18.2%		17.6%
Tangible Common to Assets	18.2%		17.6%
Total Equity to Assets	18.2%		21.1%

PacTrust Bank Capital Analysis

Capital	Q2 11 ($mm)	Ratios	SBLF ($mm)	Pro-forma ($mm)	Pro-forma Ratios
Tier 1 Core	99.6	11.6%	28.8	128.4	14.4%
Tier 1 Risk-based	99.6	16.0%	28.8	128.4	20.7%
Total Risk-based	106.7	17.2%	28.8	135.5	21.8%
Adjusted Assets	826.7		28.8	891.5	
Risk-weighted Assets	621.3		-	621.3	

*** Consolidated equity to total assets serves as a close proxy to consolidated Tier 1 equity to assets assuming Bancorp invested all available capital into PacTrust Bank.*

FIRST pactrust BANCORP, INC.

Use of Proceeds

PacTrust will seek to deploy its excess capital to further its strategic growth initiatives.

- **Grow and Diversify its loan portfolio:**
  - **Owner Occupied CRE**: In 2011 we launched our CRE lending group which now numbers 3 loan officers plus support personnel. We target over $200 million in CRE relationships through YE 2012 with much of this production expected to be qualifying SBLF loans.
  - **Commercial and Industrial ("C&I"):** We plan to launch a dedicated C&I lending group by YE2011. We target C&I growth from both new originations and strategic transactions. Active marketing to qualified small businesses through the SBLF.
  - **SBA**: Pending acquisition of Gateway Business Bank and its "Preferred Lender" status with SBA is expected to provide a platform for accelerated SBA loan growth. We target additional growth from both new originations and strategic transactions.

- **Expand and diversify its retail footprint**
  - **Southern California:** Seek opportunities to grow its footprint throughout Los Angeles, Orange and San Diego Counties through combination of acquisitions and de novo branch openings.
  - **Mortgage Banking**: Seek opportunities to build upon the four state, 22 office footprint of Mission Hills Mortgage Bankers (a division of Gateway Business Bank), through acquisition of third party locations and/or high-producing loan officers.
  - **New Markets**: PacTrust continues to evaluate opportunities throughout California and nearby markets.

- **Pursue Strategic Acquisitions**
  - **Community Banks**: PacTrust seeks to use its capital position to build its banking franchise through strategic and distressed M&A.
  - **Financial Services Companies**: PacTrust seeks to develop a more robust platform through the acquisition of complementary financial service companies.

FIRST pactrust BANCORP, INC.

Business Update

- **Loan, Deposit and Credit Trends**
  - $31.8 million of new CRE and SFR originations in Q2 with average coupon of 5.52% with increasing production in second half of 2011
  - Cost of deposits currently below 70bps, primarily due to growth in core deposit relationships
  - Classified loans to Total loans below Q2 levels, and reduced 30, 60, and 90 day delinquency levels
- **Gateway Business Bank Acquisition "On Track"**
  - Closing expected in 4Q11
  - We expect Mission Hills Mortgage Bankers division of GBB to exceed $60 million in monthly loan production at closing
- **New branch Openings**
  - Newly opened La Jolla branch and San Marcos branches showing strong deposit and account opening growth.
  - Century City branch in Oct 11 and Santa Monica branch in Nov 11

FIRST pactrust BANCORP, INC.

Non-GAAP Financial Information

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include tangible common equity to assets on an actual and pro forma basis as of June 30, 2011.

Tangible common equity is calculated by excluding preferred equity and any intangible assets (of which we currently have none). We believe that this is consistent with the treatment by our regulatory agency, which excludes any intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios.

The following table presents a reconciliation of tangible common equity to stockholders' equity (dollars in thousands):

	6/30/2011	Pro Forma 6/30/2011
Stockholders' equity	$ 160,475	$ 192,475
Less: Intangible assets	0	0
Less: Preferred stock*	0	32,000
Tangible common equity	$ 160,475	$ 162,475

* Pro forma giving effect to the expected SBLF preferred stock issuance